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                     Exhibit #21 Subsidiaries of the Company
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Camden National Bank, a national banking organization organized under the laws of the United States of America.

UnitedKingfield Bank, a financial institution organized under the laws of the State of Maine.

Trust Company of Maine, Inc., a corporation with trust powers chartered under the laws of the State of Maine.

Acadia Trust, N.A., a national banking organization organized under the laws of the United States of America with a limited purpose trust charter.